UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                                Sequa Corporation
                                -----------------
                                (Name of Issuer)

                  $5.00 Cumulative Convertible Preferred Stock
                  --------------------------------------------
                         (Title of Class of Securities)

                                    817320302
                                    ---------
                                 (CUSIP Number)

                                  June 21, 2005
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                            ------------------------
CUSIP No.  817320302                    13G             Page  2   of  9  Pages
----------------------------                            ------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Forest Investment Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER

                        0
                 ------ --------------------------------------------------------
 NUMBER OF           6  SHARED VOTING POWER
 SHARES
 BENEFICIALLY           0
 OWNED BY        ------ --------------------------------------------------------
 EACH                7  SOLE DISPOSITIVE POWER
 REPORTING
 PERSON                 0
 WITH            ------ --------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                            ------------------------
CUSIP No.  817320302                    13G             Page  3   of  9  Pages
----------------------------                            ------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Forest Partners II, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
 NUMBER OF               6  SHARED VOTING POWER
 SHARES
 BENEFICIALLY               0
 OWNED BY            ------ ----------------------------------------------------
 EACH                    7  SOLE DISPOSITIVE POWER
 REPORTING
 PERSON                     0
 WITH                ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                            ------------------------
CUSIP No.  817320302                    13G             Page  4   of  9  Pages
----------------------------                            ------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michael A. Boyd, Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
 NUMBER OF               6  SHARED VOTING POWER
 SHARES
 BENEFICIALLY               0
 OWNED BY            ------ ----------------------------------------------------
 EACH                    7  SOLE DISPOSITIVE POWER
 REPORTING
 PERSON                     0
 WITH                ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                            ------------------------
CUSIP No.  817320302                    13G             Page  5   of  9  Pages
----------------------------                            ------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michael A. Boyd
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER

                        0
                 ------ --------------------------------------------------------
 NUMBER OF           6  SHARED VOTING POWER
 SHARES
 BENEFICIALLY           0
 OWNED BY        ------ --------------------------------------------------------
 EACH                7  SOLE DISPOSITIVE POWER
 REPORTING
 PERSON                 0
 WITH            ------ --------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the $5.00 Cumulative Convertible Preferred Stock ("Preferred Stock") of Sequa Corporation, a Delaware corporation (the "Company"), to amend the Schedule 13G filed on February 1, 2005 (the "Schedule 13G") and to report beneficial ownership of less than 5% of the total outstanding Preferred Stock. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Schedule 13G.


Item 4:     Ownership:
------      ---------

The beneficial ownership of Preferred Stock by the Reporting Persons, as of the date of this Amendment No. 1 is as follows:

            FOREST INVESTMENT MANAGEMENT, LLC
            ---------------------------------

            (a) Amount beneficially owned. 0.
                -------------------------

            (b) Percent of Class. 0%. This percentage and the other percentages
                ----------------
            set forth in this Schedule 13G are based on a total of 412,815 shares of Preferred Stock outstanding as of March 18, 2004, as reflected in the Company's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 30, 2004.

            (c) Number of shares as to which the person has:
                -------------------------------------------
               (i)   Sole power to vote or to direct the vote: 0
               (ii)  Shared power to vote or to direct the vote: 0
               (iii) Sole power to dispose or to direct the disposition of: 0
               (iv)  Shared power to dispose or to direct the disposition of: 0


            FOREST PARTNERS II, L.P.
            ------------------------

            (a)  Amount beneficially owned. 0.
                 -------------------------
            (b)  Percent of Class. 0%.
                 ----------------

            (c)  Number of shares as to which the person has:
                 -------------------------------------------

              (i)   Sole power to vote or to direct the vote: 0

              (ii)  Shared power to vote or to direct the vote: 0

              (iii) Sole power to dispose or to direct the disposition of: 0

              (iv)  Shared power to dispose or to direct the disposition of: 0

            MICHAEL A. BOYD, INC.
            ---------------------

            (a)  Amount beneficially owned. 0.
                 -------------------------
            (b)  Percent of Class. 0%.
                 ----------------

            (c)  Number of shares as to which the person has:
                 -------------------------------------------

               (i)   Sole power to vote or to direct the vote: 0

               (ii)  Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of: 0

               (iv)  Shared power to dispose or to direct the disposition of: 0


            MICHAEL A. BOYD
            ---------------

            (a) Amount beneficially owned. 0.
                -------------------------

            (b) Percent of Class. 0%.
                ----------------

            (c) Number of shares as to which the person has:
                -------------------------------------------

               (i)   Sole power to vote or to direct the vote: 0

               (ii)  Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of: 0

               (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5:  Ownership of Five Percent or Less of a Class:
------   --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]



Item 10: Certification:
-------  -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------



         After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2006





FOREST INVESTMENT MANAGEMENT, LLC              FOREST PARTNERS II, L.P.

By: Forest Partners II, L.P.,                  By: Michael A. Boyd, Inc.,
    managing member                                general partner

By: Michael A. Boyd, Inc.,                     By: /s/ Michael A. Boyd
    general partner                                -----------------------------
                                                       Michael A. Boyd
                                                       President
By: /s/ Michael A. Boyd
    --------------------------------
        Michael A. Boyd
        President


MICHAEL A. BOYD, INC.

By: /s/ Michael A. Boyd                           /s/ Michael A. Boyd
    --------------------------------              ------------------------------
        Michael A. Boyd                               Michael A. Boyd
        President